Paulson Capital Corp. Reports Year End 2010 Results

PORTLAND, OR -- (Marketwire - March 10, 2011) - Paulson Capital Corp. (NASDAQ: PLCC), parent company of Paulson Investment Company, Inc., today reported a net loss for the year ended December 31, 2010 of $1,215,815 (or ($0.21) per share) versus a net loss for the same period 2009 of $2,425,122 (or $0.41 per share). Revenues for the twelve months totaled $18,094,472 versus $15,244,943 for the like period in 2009.

Chester L.F. Paulson, Chairman, stated:

"Even though 2010 continued to be challenging in the overall economy, we were able to complete, with a co-underwriter, a $15.4 million IPO for S&W Seed along with follow-on offerings for BioCurex and Healthy Fast Food. We also recently added a Wealth Advisors department to complement our retail business. We continue to move ahead while keeping an eye on expenses."

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten 164 public offerings, raising approximately $1.2 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact:
Chester L.F. Paulson
503-243-6010